Exhibit 10.3

SAFETY-KLEEN

DEFERRED COMPENSATION PLAN

1.                                       Purpose.  The purpose of this Safety-Kleen Deferred Compensation Plan is to foster and promote the long-term financial success of the Company and to increase stockholder value by enabling the Company to attract and retain the services of individuals to serve as directors, officers and employees of the Company. This Safety-Kleen Deferred Compensation Plan was adopted by the Board on August 31, 2004.

2.                                       Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below:

(a)                                 “Beneficiary” means the person or persons named by the Participant pursuant to Section 10(b).

(b)                                “Board” means the Board of Directors of the Company.

(c)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                “Committee’’ means any committee or subcommittee the Board may appoint to administer the Plan.  If at any time or to any extent a Committee has not been appointed to administer the Plan, then the authority and functions of the Committee specified in the Plan shall be held and exercised by the Board.

(e)                                 “Company” means Safety-Kleen HoldCo., Inc., a Delaware corporation (or any successor corporation).

(f)                                   “Elective Deferral” has the meaning given in Section 4.

(g)                                “Eligible Individual” means any director, executive or senior officer or other key employee of the Company or any of its Subsidiaries.

(h)                                “Investment Account” means, with respect to any Participant, a book entry account established pursuant to and administered in accordance with Section 5.

(i)                                    “Participant” means any Eligible Individual designated by the Committee to participate in the Plan who agrees to so participate as provided in Section 3(b).

(j)                                    “Plan” means this Safety-Kleen Deferred Compensation Plan, as in effect and as may be amended from time to time.

(k)                                  “Subsidiary” means shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

3.                                       Eligibility and Participation.

(a)                                  Eligibility. The Committee shall select those Eligible Individuals who shall be offered the opportunity to participate in the Plan.

(b)                                 Agreement to Participate. An Eligible Individual shall not be required to become a Participant. In connection with offering an Eligible Individual the opportunity to participate in the Plan, the Committee shall provide a description setting forth in reasonable detail the proposed terms that will apply with respect to the Eligible Individual’s proposed participation in the Plan and any ancillary documents related thereto. An Eligible Individual who elects to become a Participant shall agree to do so by entering into such agreement or agreements as the Committee determines to be appropriate.

4.                                       Elective Deferrals.

(a)                                  On such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer under the Plan a specified amount that will be deferred from such Participant’s future compensation (including compensation earned pursuant to the Safety-Kleen Equity Plan) over such period or periods as the Committee shall determine (any such amount, an “Elective Deferral”).

(b)                                 Phantom or Other Deemed Investments.  The Committee may establish under the Plan that a Participant’s Elective Deferrals shall be deemed invested in such private investments or investments funds or other vehicles as the Committee shall so specify to the Participant in accordance with Section 3(b), including, without limitation, a deemed investment in the common stock, par value $1.00 per share, of the Company.  Alternatively, the Committee may specify to the Participant in accordance with Section 3(b) that the Participant’s Elective Deferral shall earn a return at an interest rate specified by the Committee.

5.                                       Accounts.

(a)                                  Establishment of Accounts. The Company shall establish an Investment Account for each Participant. As of the end of each calendar year (or upon such other schedule as the Committee may determine), the Company shall provide the Participants with a statement of their respective Accounts reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, transfers among and distributions from such Accounts since the prior statement, in each case, if applicable.

(b)                                 Initial Crediting Investment Account. The amount of a Participant’s Elective Deferral shall initially be credited to the Participant’s Investment Account  as of the date the compensation so deferred would otherwise have been payable to such Participant (or as soon as administratively practicable thereafter).

(c)                                  Payments.  A Participant’s Investment Account shall be reduced by any payment made to or on behalf of the Participant as of the date such payment is made.

(d)                                 Vesting and Forfeiture. Unless determined otherwise by the Committee at the time a Participant elects to participate in the Plan, a Participant shall be fully vested at all times in such Participant’s Accounts and shall not be subject to forfeiture.

6.                                       Distributions.   Distributions from a Participant’s Investment Account shall be made at the time and in the form and manner agreed to between the Committee and the Participant at the time the Participant elects to participate in the Plan. Notwithstanding the preceding sentence, at such time and in such manner, and on such terms and conditions as the Committee may determine, a Participant may be permitted to elect to further defer payment of all or any portion of any amounts that would be payable pursuant to the agreement described in the preceding sentence.

7.                                       Transferability.   Neither a Participant nor such Participant’s Beneficiary shall have the right or power to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such Participant’s  Investment Accounts, other than pursuant to the law of decent and distribution.

8.                                       Administration. The administrator of the Plan shall be the Committee. The Committee shall have the authority, subject to the terms of the Plan and the agreement with a Participant: to interpret the Plan; to determine the amount of benefits payable to each Participant under the Plan; to adopt, amend and rescind rules and regulations for the administration of the Plan; and to make all determinations necessary or advisable for the administration of the Plan.  Whenever the Plan provides that the Committee may make any determination or decision, or take any action, the Committee shall be permitted to do so in its sole and absolute discretion.  In the exercise of its discretion hereunder, the Committee may treat different Participants, including similarly situated Participants, differently, and may treat the same Participant differently at different times, and in so exercising its discretion, may take any factor or factors in account, and may disregard any factor or factors, as it determines.  Any action taken or decision made by the Committee in connection with the Plan, including, without limitation, the interpretation by the Committee of any provision of the Plan, shall be final and binding on each affected Eligible Individual and any Participant and any persons claiming thereunder.

9.                                      Amendment and Termination   The Committee at any time may terminate or suspend the Plan, and may from time to time amend or modify the Plan. No amendment, modification, termination or suspension of the Plan shall in any manner materially adversely affect any amount theretofore deferred under the Plan; provided that the Committee may amend the Plan at any time without any such consent to the extent necessary to ensure compliance with tax, securities or any other applicable laws.

10.                                Miscellaneous

(a)                                  Withholding. Any payment made or other compensation provided under the Plan shall be reduced by any amounts required to be withheld or paid with respect to such payment or compensation under all applicable federal, state and local tax and other laws and regulations which may be in effect as of the date of such payment.

(b)                                 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime.

(c)                                  No Guarantee of Employment or Participation. Nothing in the Plan or the deferral agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, or confer upon any Participant any right to continue in the employment or service of the Company.

(d)                                 No Rights to Corporate Assets. The Plan is an unfunded plan of deferred compensation and nothing in the Plan shall give a Participant, a Beneficiary or any other person any interest of any kind in the assets of the Company or its affiliates or create a trust or fiduciary relationship of any kind between the Company and any such person. The obligations hereunder to any Participant shall be the sole responsibility of the Company and the Participants shall have only the rights of a general unsecured creditor of the Company with respect to amounts deferred hereunder.

(e)                                  Compliance with Law. The Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No interest shall be granted or payment made in or under the Plan, if such grant or payment would result in a violation of applicable law, including the federal securities laws and any applicable state securities laws.

(f)                                    Right of Offset. Notwithstanding anything else contained in this Plan to the contrary, as a condition of participation in the Plan, each Participant agrees and acknowledges that any amount due hereunder may, at the discretion of the Company, be reduced to the maximum extent permitted by applicable law by any and all amounts due and owing from the Participant to the Company.

(g)                                 Governing Law. The Plan, and all agreements thereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

(h)                                 Section Headings. Titles and headings to sections are for the purpose of reference only, and in no way limit or otherwise affect the meaning or interpretation of any provision of the Plan.